As Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276306

PROSPECTUS

2,587,742 Shares

Common Stock

Offered by the Selling Securityholder

This prospectus relates to the proposed resale or other disposition of up to an aggregate of 2,587,742 shares of common stock, par value $0.001 per share (common stock), by the selling securityholder identified in this prospectus, which such shares are issuable upon exercise of warrants to purchase common stock (the Warrants and together with the common stock, the securities), from time to time in one or more offerings. This prospectus provides you with a general description of the securities. We are registering the offer and sale of the shares of the common stock issuable pursuant to the Warrants by the selling securityholder to satisfy registration rights we granted to the selling securityholder pursuant to a registration rights agreement between us and the selling securityholder in connection with our entry into a credit agreement. This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants by reason of stock splits, stock dividends, stock issuances or similar events. We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of our common stock by the selling securityholder. Upon any exercise of a Warrant for cash, however, we will receive the exercise price for the portion of the Warrant being exercised.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. The supplement may also add, update or change information contained or incorporated by reference in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

The selling securityholder may offer and sell the common stock described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the common stock, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus titled “About this Prospectus” and “Plan of Distribution” for more information. No common stock may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such common stock.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION TITLED “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the New York Stock Exchange under the symbol “NVRO.” On January 9, 2024, the last reported sale price of our common stock on the New York Stock Exchange was $20.78 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 10, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the SEC), using a “shelf” registration process. By using a shelf registration statement, the selling securityholder may, from time to time, sell up to 2,587,742 shares of common stock in one or more offerings as described in this prospectus. In connection with the offer and sale of securities by the selling securityholder, we may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any such prospectus supplement or free writing prospectus may also add, update or change information contained or incorporated by reference in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement or free writing prospectuses, together with the additional information described under the section titled “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholder, have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholder will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the section titled “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar sections in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Nevro,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Nevro Corp. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of our common stock.

Nevro Corp. and our logo are some of our trademarks and tradenames used in this prospectus. Solely for convenience, our trademarks and tradenames referred to in this prospectus may appear without the ® and ™ symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor, to these trademarks and tradenames.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our corporate website address is www.nevro.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement or any related free writing prospectus that we may provide about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 21, 2023.

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2022 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2023.

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 filed with the SEC on April 26, 2023, August 1, 2023 and November 1, 2023, respectively.

•

our Current Reports on Form 8-K filed with the SEC on January  9, 2023 (Item 5.02 only), April  19, 2023 (Item 5.02 only), May  30, 2023, June  5, 2023, July  7, 2023, December  1, 2023 and January 9, 2024 (item 2.05 only).

•

the description of our common stock, which is contained in a registration statement on Form 8-A filed with the SEC on October 30, 2014 (File No.  001-36715) under the Securities Exchange Act of 1934, as amended (Exchange Act), including any amendment or report filed with the SEC for the purpose of updating such description, including Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2019.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Nevro Corp.

1800 Bridge Parkway

Redwood City, California 94065

(650) 251-0005

Attention: Investor Relations

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

We are a global medical device company focused on delivering comprehensive, life-changing solutions that continue to set the standard for enduring patient outcomes in chronic pain treatment. We have developed and commercialized our HFX™ spinal cord stimulation (SCS) platform, which includes the Senza® SCS system, an evidence-based neuromodulation system for the treatment of chronic pain, with the Senza® HFX iQ™ platform being our latest addition to the Senza family of products. Our HFX solution is approved to deliver a versatile range of waveforms, including our proprietary, paresthesia-free 10 kHz Therapy and was demonstrated in our SENZA randomized controlled trial (RCT) to be superior to traditional SCS therapy, with 10 kHz Therapy being nearly twice as successful in treating back pain and 1.5 times as successful in treating leg pain when compared to traditional SCS therapy. In addition to the original approval of our therapy in back and leg pain, we received approval of our 10 kHz Therapy for the management of chronic intractable pain of the lower limbs, including unilateral or bilateral pain, associated with painful diabetic neuropathy (PDN) in July 2021 in the United States and we received expanded labeling in non-surgical back pain (NSBP) in January 2022 in the United States. Our SENZA-RCT study, along with our SENZA-PDN clinical study, SENZA-NSRBP clinical study and European studies, represents what we believe is the most robust body of clinical evidence for any SCS therapy. We believe the superiority of 10 kHz Therapy over traditional SCS therapies will allow us to capitalize on and expand the approximately $2.3 billion global SCS market by treating patients with debilitating chronic pain, including back and leg pain, NSBP and PDN.

We launched Senza commercially in the United States in May 2015, after receiving a label from the U.S. Food and Drug Administration supporting the superiority of our 10 kHz Therapy over traditional SCS. The Senza system has been commercially available in certain European markets since November 2010 and in Australia since August 2011. Senza is currently reimbursed by all of the major insurance providers.

We were incorporated in Minnesota in March 2006 and reincorporated in Delaware in October 2006. We completed the initial public offering of our common stock in November 2014. Our principal executive offices are located at 1800 Bridge Parkway, Redwood City, California 94065. Our telephone number is (650) 251-0005. Our website address is www.nevro.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock being offered by any of the selling securityholder. We may receive the proceeds from any exercise of the Warrants on a cash basis. We intend to use the proceeds from the exercise of the Warrants on a cash basis, if any, for general corporate and working capital purposes.

DESCRIPTION OF SECURITIES

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended (Certificate of Incorporation) and our amended and restated bylaws, as amended (Bylaws). We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (DGCL) for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 300,000,000 shares, with a par value of $0.001 per share, of which 290,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of a majority of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our Certificate of Incorporation, such as the provisions relating to amending our Bylaws, exclusive forum for certain legal proceedings and director liability.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

We have certain outstanding securities that may be converted, exercised or exchanged into shares of our common stock.

Preferred Stock

Our board of directors have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

2023 Warrants

On November 30, 2023, we issued warrants (Warrants) to purchase an aggregate of 2,587,742 shares of our common stock. The Warrants are exercisable in whole or in part at an exercise price of $23.1862 per share and expire on the sixth anniversary of issuance. The Warrant holder may pay the exercise price in cash (including through a reduction in principal amount of certain outstanding loans of the Company), or elect to exercise the Warrants on a “cashless” basis. The Warrants are subject to anti-dilution adjustment pursuant to the terms of the Warrants by reason of stock splits, stock dividends, stock issuances or similar events. The Warrants prohibit any exercise by a holder to the extent that, following such exercise, the holder, together with any affiliates and “group” members (as such term is used under Section 13(d) of the Exchange Act), would beneficially own more than a fixed percentage of the total number of shares of the Company’s issued and outstanding common stock (Beneficial Ownership Cap), initially 4.99% and increasable or decreasable, at the Warrant holder’s election upon 61 days’ notice to the Company.

In connection with an Event of Default, a Cashless Default Exercise or a Cashless Major Exercise (each as defined in the Warrants), we may be required to purchase the Warrants for a number of shares of common stock equal to the Black-Scholes Value (as defined in the Warrants) of the unexercised portion of the Warrants.

In the event of a Major Transaction other than a Takeout Major Transaction or Asset Sale (each as defined in the Warrants), and without regard to the Beneficial Ownership Cap, the successor entity of the Company shall assume in writing all of the obligations under the Warrants, including agreement to deliver to the holder a security of the successor entity substantially similar in form and substance to the Warrants, which, among other things, is exercisable for the appropriate number of shares of capital stock of the successor entity and which entitles the holder to any additional consideration receivable by holder of common stock as a result of the Major Transaction.

Upon the occurrence of an Organic Change (as defined in the Warrants), the holder will be entitled to receive, at its option and without regard to the Beneficial Ownership Cap, the kind and amount of stock, securities and/or assets of the Company or the successor entity, as the case may be, that the holder would have been entitled to receive if the shares underlying the Warrants were outstanding immediately prior to the Organic Change.

We sold the Warrants in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (Securities Act). We relied on this exemption from registration based in part on representations made by such investors in the Warrants. This description of the Warrants is a summary and is not complete. A form of the Warrant is filed as exhibit 4.1 to the registration statement on Form S-3 of which this prospectus forms a part, and the above summary is qualified in its entirety by reference to the terms of the Warrants.

Registration Rights

The selling securityholder, or its permitted transferees, is entitled to rights with respect to the registration of shares underlying the Warrants under the Securities Act pursuant to a registration rights agreement (the Registration Rights Agreement) we executed with the selling securityholder on November 30, 2023. Pursuant to the Registration Rights Agreement, we agreed to prepare and file with the SEC a Registration Statement on Form S-3, or such other form as required to effect a registration of the common stock issued or issuable upon exercise of the Warrants, covering the resale of such shares and such indeterminate number of additional shares of the Company’s common stock as may become issuable upon exercise of, in exchange for, or otherwise pursuant to the Warrants to prevent dilution resulting from certain corporate actions. All fees, costs and expenses of underwritten registrations will be borne by us as well and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered; notwithstanding the foregoing, pursuant to the Registration Rights Agreement we agreed to reimburse the selling securityholder for up to $25,000 for the reasonable fees and disbursements of legal counsel to the selling securityholder.

2020 Warrants

On April 1, 2020 and April 2, 2020, we entered into separate warrant transactions (the Warrant Transactions) with certain financial institutions, under which we sold to those financial institutions warrants relating to the same number of shares of our common stock. The Warrant Transactions could separately have a dilutive effect to the extent that the market value per share of our common stock exceeds the strike price of the warrants. The strike price of the Warrant Transactions will initially be $147.00 per share of our common stock and is subject to certain adjustments under the terms of the Warrant Transactions. This description of the Warrant Transactions is a summary and is not complete. Copies of the documents related to the Warrant Transactions were filed as exhibits to the Current Report on Form 8-K filed with the SEC on April 7, 2020 and the above summary is qualified in its entirety by reference to the terms of the Warrant Transactions.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law and our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

Our Bylaws provide that a special meeting of stockholders may be called at any time by the board of directors, but such special meetings may not be called by the stockholders or any other person or persons.

Our Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board-related Provisions

Our board of directors is not divided into classes. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our Certificate of Incorporation provides for the removal of any of our directors only for cause and requires at least a majority of the voting power of all then outstanding shares of voting stock. Our Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any vacancy on our board of directors may only be filled by a resolution of the board of directors unless the board of directors determines that such vacancies shall be filled by the stockholders.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Limitations of Liability and Indemnification Matters

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation and Bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

Choice of Forum

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Although our Certificate of Incorporation contains the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Amendment of Charter Provisions

The amendment of any of the above provisions would require approval by holders of at least a majority of the voting power of our then outstanding voting stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “NVRO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EQ Shareowner Services.

SELLING SECURITYHOLDER

This prospectus relates to the possible resale by the selling securityholder from time to time of up to an aggregate of 2,587,742 shares of common stock issuable upon exercise of the Warrants. The term “selling securityholder” includes transferees or assignees of the shares of common stock issuable upon exercise of the Warrants received after the date of this prospectus from the selling securityholder pursuant to the Registration Rights Agreement.

On November 30, 2023, we issued the Warrants to the selling securityholder in connection with the Credit Agreement and Guaranty entered into as of November 30, 2023 by and between us, Nevro Medical CR, LLC, as guarantor, funds managed by Braidwell LP, as a lender (in such capacity, the Lender), and Wilmington Trust, National Association, as administrative agent for the Lenders.

The following table sets forth information concerning the shares of common stock that may be offered from time to time by the selling securityholder. The number of shares beneficially owned by the selling securityholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the selling securityholder has sole or shared voting power or investment power. Percentage ownership is based on 36,265,589 shares of common stock outstanding as of December 15, 2023. In computing the number of shares beneficially owned by the selling securityholder and their percentage ownership, shares of common stock subject to options, warrants or other rights held by the selling securityholder that are currently exercisable or will become exercisable within 60 days of December 15, 2023 are considered outstanding. For purposes of this table, we have assumed that the selling securityholder will have sold all of the common stock issuable upon exercise of the Warrants covered by this prospectus upon the completion of the offering. The selling securityholder has sole voting and investment power with respect to the shares beneficially owned by the selling securityholder unless noted otherwise.

The information in the following table has been provided to us by or on behalf of the selling securityholder and the selling securityholder may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. The selling securityholder may sell all, some or none of its securities in this offering. See the section titled “Plan of Distribution.”

	Common Stock Beneficially Owned Before this Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Common Stock Beneficially Owned Upon Completion of this Offering
Selling Securityholder	Number	Percentage	Number	Number	Percentage
Braidwell Transaction Holdings LLC - Series 4 (1)	2,587,742	6.7%	2,587,742	0	—%

* Less than 1%.

(1) The maximum number of shares of common stock to be sold pursuant to this prospectus consists of up to 2,587,742 shares issuable upon exercise of the Warrants to purchase our common stock held by Braidwell Transaction Holdings LLC - Series 4 (Braidwell Partners). The Beneficial Ownership Cap in the Warrants prohibits the exercise thereof to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) “group” would exceed 4.99% of the total number of issued and outstanding shares of our common stock. Accordingly, notwithstanding the number of shares reported, Braidwell Partners disclaims beneficial ownership of the shares of common stock issuable upon exercise of the Warrants to the extent that upon such exercise, the number of shares beneficially owned by Braidwell Partners, its affiliates and any such group members, in the aggregate, would exceed the Beneficial Ownership Cap. Based on the Form 13F filed on November 14, 2023 by Braidwell LP, an affiliate of the selling securityholder, Braidwell LP, held 1,776,368 shares of our common stock as of September 30, 2023. The address of the selling securityholder is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of the warrants to the selling securityholder to permit the resale of such shares of common stock by the holder of such shares of common stock from time to time after the date of this prospectus. The selling securityholder will be required to pay all underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs associated with the sale of shares of our common stock pursuant to this prospectus. We have agreed to reimburse the selling securityholder for up to $25,000 pursuant to the Registration Rights Agreement in respect of the shares of common stock issuable upon exercise of the Warrants.

The selling securityholder may from time to time offer some or all of the shares of common stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. The selling securityholder will not pay any of the costs, expenses and fees in connection with the registration of the shares covered by this prospectus, but they will pay any and all underwriting discounts, selling commissions and similar charges attributable to sales of the shares. We will not receive any proceeds from the sale of the shares of our common stock covered hereby. The selling securityholder may sell some or all of the shares of common stock covered by this prospectus from time to time or may decide not to sell any of the shares of common stock covered by this prospectus. As used in this prospectus, “selling securityholder” includes transferees and assignees of the shares of common stock issuable upon exercise of the Warrants received after the date of this prospectus from the selling securityholder pursuant to the Registration Rights Agreement. The selling securityholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling securityholder may dispose of its shares by one or more of, or a combination of, the following methods:

•	distributions to members, partners, stockholders or other equityholders of the selling securityholder;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the New York Stock Exchange;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act (Rule 144) may be sold under Rule 144 rather than pursuant to this prospectus. The selling securityholder may elect to make an in-kind distribution of common stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of common stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with the selling securityholder. The selling securityholder may also sell shares of common stock short and redeliver the shares to close out such short positions. The selling securityholder may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling securityholder or borrowed from the selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholder in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling securityholder and any broker-dealers who execute sales for the selling securityholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholder and its affiliates. In addition, we will make copies of this prospectus available to the selling securityholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. We have agreed to indemnify the selling securityholder against certain liabilities, including liabilities under the Securities Act, relating to the registration of the shares offered by this prospectus. The selling securityholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus will be passed upon for us by Latham & Watkins LLP, San Francisco, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.